Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on November 14, 2008 and, except as provided herein, its terms will become effective as of January 1, 2009 (the “Effective Date”), by and between InnerWorkings, Inc., a Delaware Corporation (the “Company”), and Eric Belcher (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive entered into an employment agreement dated as of June 9, 2005, which was amended September, 2005, October 1, 2005, and January 1, 2008 (as so amended, the “Prior Agreement”);

WHEREAS, the Company and Executive wish to amend and restate the Prior Agreement;

WHEREAS, the Company wishes to promote Executive to the position of President and Chief Executive Officer and provide an inducement for Executive to remain in its employ as its President and Chief Executive Officer; and

WHEREAS, Executive is willing to remain in the employ of the Company and to serve as its President and Chief Executive Officer on the terms and conditions hereafter set forth.

NOW, THEREFORE, the Company and Executive hereby agree that, effective as of the Effective Date, the Prior Agreement is amended and restated and superseded by this Agreement in its entirety.

1. Employment; Position and Duties. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions of this Agreement. Upon the Effective Date, Executive shall be employed as the President and Chief Executive Officer of the Company reporting to, and shall become a member of, the Board of Directors of the Company (the “Board). Executive shall be deemed to have resigned from the Board voluntarily, without any further action required, upon the termination of Executive’s employment with the Company. In this capacity, Executive agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Notwithstanding the above, during the term of this Agreement, it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, manage personal investments, and, with the consent of the Board, service on corporate boards, so long as such activities do not interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. Executive’s duties and authority shall include all the duties and authority contemplated by the Company’s by-laws and those customarily performed by the President and Chief Executive Officer, as Chief Executive Officer, shall be the senior most executive officer of the Company. Executive shall also have such additional duties and authority commensurate with such positions as may be reasonably assigned by the Board. Executive shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Executive.

2. Term of Employment. The term of this Agreement shall commence on the Effective Date and shall continue until and shall expire on December 31, 2013, unless terminated earlier by either party, in accordance with the terms of this Agreement and/or the following sentence. This Agreement may be terminated by Executive or by the Board, with or without Cause (as defined below). Upon the termination of Executive’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 4, 5, 6, 7, 8, 9, and 10 of this Agreement. Upon the expiration of this Agreement by its terms, neither party shall have any further obligation or liability under this Agreement to the other party.

3. Compensation. Executive shall be compensated by the Company for his services as follows:

(a) Base Salary. During the term of this Agreement, Executive shall be paid a base salary (“Base Salary”) of $41,666.67 per month (or $500,000 on an annualized basis) subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Commencing in 2010, Executive’s base salary shall be reviewed on an annual basis by the Board for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Executive’s “Base Salary” for purposes of this Agreement.

(b) Benefits. During the term of this Agreement, Executive shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, long-term or equity incentive plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions and to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies (all such benefits the “Benefits”).

(c) Bonuses. In addition to the Base Salary, Executive shall be eligible to receive an annual performance bonus at a target of not less than fifty percent (50%) of his Base Salary, with an opportunity to earn a maximum bonus of two hundred percent (200%) of his bonus target (the “Performance Bonus”). The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Board or the Compensation Committee thereof, based upon Executive’s performance of his duties and the Company’s financial performance, as well certain performance targets that are approved by the Board or Committee. The Company will pay the Executive’s Performance Bonus for each year at the same time as annual performance bonus payments for such year (if any) are made to other participants with respect to such fiscal year, and in all events within the two and one half (2 1/2) months following the end of the year in which the Performance Bonus is earned. The Performance Bonus is intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

(d) Expenses. In addition to reimbursement for business expenses incurred by Executive in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Executive for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s). In addition, Executive shall be reimbursed $1,000/month for automobile expenses.

(e) Long Term Incentive Bonus. Upon execution of this Agreement, Executive shall be entitled to receive a cash long term incentive bonus of Four Hundred Thousand Dollars ($400,000) (the “Incentive Bonus”). In the event of a termination of Executive’s employment either prior to or within the three years following the execution date of this Agreement either (i) by the Company for Cause or (ii) by the Executive for any reason other than Good Reason, his death or disability, Executive shall reimburse the Company a pro rata portion of the Incentive Bonus equal to the full amount of the Incentive Bonus multiplied by a fraction (not to exceed 1), the numerator of which shall be the number of months remaining between the date of termination and the three-year anniversary of the execution date of this Agreement, and the denominator of which shall be thirty-six.

(f) Option Grant. In connection with the execution of this Agreement, Executive shall be granted an option (the “November 2008 Option”) to purchase 575,000 shares of the Company’s common stock on the terms included in the option agreement executed in connection herewith. In addition, effective upon the grant of the November 2008 Option, the vesting of the November 2008 Option and the restricted stock and stock options granted on or about January 22, 2008, shall also be governed by the terms of Section 4 and Section 5 of this Agreement.

4. Benefits Upon Termination.

(a) Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Executive’s employment by the Company for Cause (as defined below), the termination of Executive’s employment by reason of his death or disability, or the termination of Executive’s employment by Executive for any reason other than Good Reason (as defined below), Executive shall be entitled to no further compensation or benefits from the Company following the date of termination, except the Accrued Obligations, which Accrued Obligations shall be paid to the Executive within thirty (30) days following the date of termination.

For purposes of this Agreement, the Executive’s “Accrued Obligations” include, to the extent not theretofore paid:

(i) the Executive’s Base Salary earned through the date of termination;

(ii) the Executive’s Benefits, vested or earned through the date of termination;

(iii) the Executive’s Performance Bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs if such award has been earned but has not been paid as of the date of termination;

(iv) the Executive’s vested restricted stock, stock options or other long-term or equity-based incentive compensation; and

(v) the Executive’s business expenses that have not been reimbursed by the Company as of the date of termination that were incurred by the Executive prior to the date of termination in accordance with the applicable Company policy.

For purposes of this Agreement, a termination for “Cause” occurs if Executive’s employment is terminated by the Company for any of the following reasons:

(A) theft, dishonesty, or falsification of any employment or Company records by Executive;

(B) the determination by the Board that Executive has committed an act or acts constituting a felony or any act involving moral turpitude;

(C) the determination by the Board that Executive has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(D) the continuing material breach by Executive of any provision of this Agreement after receipt of written notice of such breach from the Board and a reasonable opportunity to cure such breach.

For purposes of this Agreement, a termination by the Executive shall be for “Good Reason” if Executive terminates his employment for any of the following reasons:

(1) the Company materially reduces Executive’s duties or authority below, or assigns Executive duties that are materially inconsistent with, the duties and authority contemplated by Section 1 of this Agreement, or any failure by the Company to appoint or elect, or to reappoint or reelect Executive to any of the positions set forth in Section 1;

(2) the Company requires Executive to relocate his office more than 100 miles from the current office of the Company without his consent; or

(3) the Company has breached any provision of this Agreement, including by not limited to, the provisions relating to the payment or providing of compensation and Benefits in accordance with Section 3 above, and such breach continues for more than thirty (30) days after notice from Executive to the Company specifying the action which constitutes the breach and demanding its discontinuance;

provided, however, that in the event of a Change in Control, Executive agrees to continue his employment for a period of nine (9) months following the Change of Control if requested by Company (or any successor or assign) on the terms of this Agreement as in effect immediately prior to the Change in Control, and during the nine month period following a Change in Control (as defined below), the occurrence of any event described in clause (4)(a)(1) above shall not, by itself, constitute a basis for the Executive to resign for Good Reason; provided, further, that Executive’s resignation for any reason pursuant to notice given during the ninety (90) day period following the nine month anniversary of the date of the Change in Control shall constitute a resignation for “Good Reason” under this Agreement.

(b) Termination Without Cause or Termination for Good Reason. Each of the Company and Executive is free to terminate this Agreement, and Executive’s employment with the Company, at any time, for any reason, in its or Executive’s absolute sole discretion. If Executive’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Executive’s employment is terminated by Executive for Good Reason, Executive shall only be entitled to:

(i) receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for twelve (12) months following the termination of Executive’s employment;

(ii) immediate vesting of (A) all restricted stock granted on or about January 22, 2008, as if Executive’s employment had continued for a period of twenty-four (24) months following the termination, (B) all stock options granted on or about January 22, 2008, as if Executive’s employment had continued for a period of twenty-four (24) months following the termination, and (C) the November 2008 Option, as if Executive’s employment had continued for a period of twenty-four (24) months following the termination;

(iii) the Accrued Obligations.

Notwithstanding anything to the contrary herein, no payments shall be paid under this Section 4(b)(i) or (ii) unless and until Executive shall have executed a general release and waiver of claims against the Company, acknowledging Executive’s obligations under Section 7 below, and in a form prescribed by the Company; provided that, such release shall not require the Executive to release any rights to Accrued Obligations, rights under the Indemnification Provisions (as defined below), or under this Agreement, and the execution of such general release and waiver shall be a condition to Executive’s rights under Section 4(b)(i) or (ii). In addition, if Section 409A of the Code requires that a payment hereunder may not commence for a period of six (6) months following termination of employment, then such payments shall be withheld by the Company and paid as soon as permissible, along with such other monthly payments then due and payable.

5. Change of Control. Upon the occurrence of a Change of Control, Executive shall be entitled to immediate vesting of (i) all restricted stock granted on or about January 22, 2008, (ii) all stock options granted on or about January 22, 2008 and (iii) all of the then unvested portion of the November 2008 Option.

For purposes of this Agreement, a “Change in Control means the occurrence of any one or more of the following:

(a)	An effective change of control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing fifty percent (50%) or more of the voting power of the Company’s then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) by any Incumbent Stockholders (as defined below);

(b)	Any person or persons acting as a group (in each case, other than any Incumbent Stockholders) acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes fifty percent (50%) or more of the total fair market value or voting power of the Company’s then outstanding stock. The acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to 50% or more of the Company’s then outstanding stock will be treated as a Change in Control;

(c)	Individuals who constitute the Board immediately after the Effective Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that: (i) any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; and (ii) a Change in Control shall not be deemed to have occurred pursuant to this paragraph (c) if, after the Board is reconstituted, the Incumbent Stockholders beneficially own stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company’s then outstanding stock; or

(d)	Any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Company stock in exchange for or with respect to the Company’s stock, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity’s total value or total voting power, (iii) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a person described in (d)(iii) above owns at least fifty percent (50%) of the total value or voting power. For purposes of this section, and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

(e)	For purposes of this definition of Change in Control, the term “Incumbent Stockholders” shall include each and every one of the following: Incorp, LLC; Richard A. Heise, Jr.; Old Willow Partners, LLC; Heise Family 2005 Grantor Retained Annuity Trust; InnerWorkings Series C Investment Partners, LLC; Orange Media, LLC; Baradaran Revocable Trust; Sam Nazarian; Shula Nazarian Torbati; David and Angella Nazarian Family Trust; Anthony R. Bobulinski; Printworks, LLC; Printworks Series E, LLC; Younes & Soraya Nazarian Revocable Trust; Younes Nazarian 2006 Annuity Trust - Printworks; Soraya T. Nazarian 2006 Annuity Trust - Printworks; New Enterprise Associates 11, Limited Partnership; NEA Ventures 2005, Limited Partnership; or any of their respective Affiliates, successors.

In no event will a Change in Control be deemed to have occurred, with respect to the Executive, if an employee benefit plan maintained by the Company or an Affiliate or the Executive is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or the Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the plan or the Executive is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.

6. Employee Inventions and Proprietary Rights Assignment Agreement. Executive agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Executive and attached hereto as Exhibit A.

7. Covenants Not to Compete or Solicit. During Executive’s employment and for a period of two (2) years following the termination of Executive’s employment for any reason, Executive shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(a) perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b) induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Executive had personal contact with such entity; and

(c) solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or Independent Contractor of the Company or any subsidiary of the Company to terminate his or his employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any printed materials, items, or other products that are competitive with in any manner the products sold or offered by the Company during the term of this Agreement. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 7 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

8. Equitable Remedies. Executive acknowledges and agrees that the agreements and covenants set forth in Sections 6 and 7 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by Executive of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 8 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

9. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

10. Governing Law. This Agreement has been executed in the State of Illinois, and Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Units, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Executive, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

12. Entire Agreement. This Agreement, including its attached Exhibit A, constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment.

13. No Conflict. Executive represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Executive is a party or by which Executive is bound, including without limitation, any noncompetition or confidentiality agreement previously entered into by Executive.

14. Validity. Except as otherwise provided in Section 7, above, if anyone or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

15. Modification. This Agreement may not be modified or amended except by a written agreement signed by Executive and the Company.

16. Code Section 409. This Agreement is intended to comply with Section 409A of the Code, and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in kind distributions, and shall be administratively administered accordingly. The Executive hereby agrees that the Company may, without further consent from the Executive, make the minimum changes to this Agreement as may be necessary or appropriate to avoid the imposition of additional taxes or penalties on the Executive pursuant to Section 409A of the Code. The Company can not guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A of the Code. In the case of any reimbursement payment which is required to be made promptly under this Agreement, such payment will be made in all instances no later than December 31, of the Calendar year following the Calendar year in which the obligation to make such reimbursement arises. Notwithstanding the foregoing, if any payments or benefits under this Agreement become subject to Section 409A of the Code, then for the purpose of complying therewith, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), if the Executive is a specified employee as described in Treasury Regulation § 1.409A-1(i) on the Date of Termination, any amount of such Non-Exempt Payments which would be paid prior to the six-month anniversary of the Date of Termination shall instead be accumulated and paid to the Executive in a lump sum payment within five (5) business days after such six-month anniversary.

17. Adjustments Due to Excise Tax.

(a) If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Executive is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Executive would be subject in respect of such Payments. In the event Payments are required to be reduced pursuant to this Section 17(a), the Executive shall designate the order in which such amounts or benefits shall be reduced in a manner consistent with Code Section 409A.

(b) The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 17, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 17, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 17. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

18. Legal Fees. The Company shall promptly reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in connection with the review of this Agreement and any documents ancillary thereto.

19. Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the state or jurisdiction of the Company, as applicable, organization in effect from time to time, and subject to the conditions thereof, the Company shall:

(a) indemnify the Executive against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was an officer or director of or service provider to the Company, the Partnership, the Parent or any of their respective affiliates provided, however, that the Executive shall have acted in good faith and in a manner that the Executive reasonably believed to be in the best interests of the Company and

(b) pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was an officer or director of or service provider to the Company, the Partnership, the Parent or any of their respective affiliates, including an advancement of such expenses to the extent permitted by applicable law, subject to the Executive’s execution of any legally required repayment undertaking.

The preceding indemnification right shall be in addition to, and not in lieu of, any rights to indemnification to which the Executive may be entitled pursuant to the documents under which the Company is organized as in effect from time to time and shall not apply with respect to any action or failure to act by the Executive which constitutes willful misconduct or bad faith on the part of the Executive. The indemnification rights of the Executive in this Section 19 are referred to below as the “Indemnification Provisions.” The rights of the Executive under the Indemnification Provisions shall survive the cessation of the Executive’s employment with the Company. The Company shall also maintain a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, covering the Executive with reasonable scope, exclusions, amounts and deductibles based on the Executive’s positions with the Company.

Notwithstanding the foregoing, the Company shall have no obligation to indemnify, defend or hold harmless the Executive from and against any liabilities and expenses, or to pay for, or reimburse the Executive for, any expenses arising from or relating to (a) the Executive’s gross negligence or intentional or willful misconduct, or (b) actions or claims which are initiated by the Executive unless such action was approved in advance by the Board.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 14th day of November, 2008.

INNERWORKINGS, INC.. a Delaware corporation		EXECUTIVE

By:	/s/ Joseph M. Busky	/s/ Eric D. Belcher
Name:	Joseph M. Busky	Eric D. Belcher
Its:	Chief Financial Officer

EXHIBIT TO EMPLOYMENT AGREEMENT

Exhibit A – Employee Inventions and Proprietary Rights Assignment Agreement